                                                                     EXHIBIT 5.1

                         [COOLEY GODWARD LLP LETTERHEAD]

December 3, 2002

IntraBiotics Pharmaceuticals, Inc.
1245 Terra Bella Avenue
Mountain View, CA  94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration on behalf of certain selling stockholders of up to 1,400,000 shares of the Common Stock, $.001 par value, of the Company (the "Shares") issued in connection with negotiation and execution of a lease termination agreement between the Company and EOP-Shoreline Technology Park, L.L.C.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP

/s/ Laura A. Berezin
Laura A. Berezin